Exhibit 99.1

Contact:	Robert Jaffe
Robert Jaffe Co., LLC
(424) 288-4098

LANNETT ACHIEVES STELLAR FINANCIAL RESULTS FOR FISCAL 2014

—Company Reports Seventh Consecutive Quarter of Record Net Sales Totaling $81 Million, Gross Margin of 69%, EPS of $0.64; Guides to Strong Fiscal 2015—

Philadelphia, PA — August 27, 2014 — Lannett Company, Inc. (NYSE: LCI) today reported financial results for its fiscal 2014 fourth quarter and full year ended June 30, 2014.

For the fiscal 2014 fourth quarter, net sales doubled to $80.6 million from $40.2 million in last year’s fourth quarter.  Gross profit more than tripled to $55.9 million, or 69% of net sales, from $15.2 million, or 38% of net sales, for the fiscal 2013 fourth quarter.  Research and development (R&D) expenses increased to $6.6 million from $3.7 million for the fiscal 2013 fourth quarter.  Selling, general and administrative (SG&A) expenses were $12.0 million, compared with $5.8 million in the same quarter of the prior year.  Operating income rose dramatically to $37.4 million from $5.7 million for the fourth quarter of fiscal 2013.  Net income attributable to Lannett Company grew more than six-fold to $23.5 million, or $0.64 per diluted share, from $3.6 million, or $0.12 per diluted share.

“The fiscal 2014 fourth quarter represents the seventh consecutive quarter of record net sales, as well as the tenth consecutive quarter in which net sales and adjusted EPS exceeded the comparable prior-year period,” said Arthur Bedrosian, president and chief executive officer of Lannett.  “Our excellent financial results are due, in large part, to our loyal and supportive customers, as well as our dedicated employees, who are committed to making Lannett a formidable force in the generic drug industry.

“Looking ahead, we have recently received approvals for Oxycodone Hydrochloride, Diazepam and Codeine Sulfate, completed two product acquisitions and formed strategic relationships, all of which will further expand our offering.  We also have a robust pipeline with 23 ANDAs, including four with a Paragraph IV certification, currently pending at the FDA and several product applications nearing submission.  Importantly, our plans also include the continued and significant investment in R&D to drive future growth.”

For the full year of fiscal 2014, net sales rose 81% to $273.8 million from $151.1 million for fiscal 2013.  Cost of sales for fiscal 2014 included a non-recurring, pre-tax charge of $20.1 million related to the previously announced contract extension with Jerome Stevens Pharmaceuticals, Inc. (JSP) to continue as the exclusive distributor in the United States of three JSP products.  Accordingly, gross profit was $154.4 million, or 56% of net sales.  Excluding the JSP contract renewal charge, gross profit was $174.5 million, or 64% of net sales, compared with $57.4 million, or 38% of net sales, for fiscal 2013.  R&D expenses increased to $27.7 million, compared with $16.3 million for fiscal 2013.  SG&A expenses increased to $38.6 million, compared with $22.4 million in the prior year.  Operating income was $88.1 million.  Excluding the JSP contract renewal charge, operating income grew to $108.2 million from $18.8 million in fiscal 2013.

For fiscal 2014, net income attributable to Lannett Company grew to $57.1 million, or $1.62 per diluted share.  Adjusted net income, which excludes the impact of the non-recurring JSP contract renewal charge equal to $12.6 million after-tax, was $69.7 million, or $1.98 per diluted share, compared to net income attributable to Lannett Company of $13.3 million, or $0.46 per diluted share, for the prior year.  Fiscal 2013 included a favorable pre-tax litigation settlement of $1.3 million, equal to $0.03 per diluted share.

Guidance for Fiscal 2015

Based on Lannett’s current outlook, the company provided financial guidance for the fiscal 2015 full year, which significantly exceeds fiscal 2014, as follows:

•                  Net sales in the range of $350 million to $370 million;

•                  Gross margin as a percentage of net sales of approximately 70% to 72%;

•                  R&D expense in the range of $36 million to $38 million;

•                  SG&A expense ranging from $47 million to $49 million;

•                  The full year effective tax rate to be in the range of 36% to 38%; and

•                  Capital expenditures in fiscal 2015 in the range of $40 million to $50 million, which includes $7 million to continue the partial fit-out of two buildings recently acquired by the company.

Conference Call Information and Forward-Looking Statements

Later today, the company will host a conference call at 4:30 p.m. ET to review its results of operations for the fiscal 2014 fourth quarter and full year ended June 30, 2014.  The conference call will be available to interested parties by dialing 877-261-8992 from the U.S. or Canada, or 847-619-6548 from international locations, passcode 37865186.  The call will also be available through a live, listen-only audio broadcast via the Internet at www.lannett.com.  A playback of the call will be archived and accessible at this site for at least three months.

Discussion during the conference call may include forward-looking statements regarding such topics as, but not limited to, the company’s financial status and performance, regulatory and operational developments, and any comments the company may make about its future plans or prospects in response to questions from participants on the conference call.

About Lannett Company, Inc.:

Lannett Company, founded in 1942, develops, manufactures, packages, markets and distributes generic pharmaceutical products for a wide range of medical indications.  For more information, visit the company’s website at www.lannett.com.

This news release contains certain statements of a forward-looking nature relating to future events or future business performance.  Any such statements, including, but not limited to, achieving the financial metrics stated in the company’s guidance for fiscal 2015; expected product approvals; the successful commercialization of products in development, acquired products, products included in the strategic relationships and recently approved products; and product applications pending at the FDA, whether expressed or implied, are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated due to a number of factors which include, but are not limited to, the difficulty in predicting the timing or outcome of FDA or other regulatory approvals or actions, the ability to successfully commercialize products upon approval, Lannett’s estimated or anticipated future financial results, future inventory levels, future competition or pricing, future levels of operating expenses, product development efforts or performance, and other risk factors discussed in the company’s Form 10-K and other documents filed with the Securities and Exchange Commission from time to time.  These forward-looking statements represent the company’s judgment as of the date of this news release.  The company disclaims any intent or obligation to update these forward-looking statements.

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FINANCIAL TABLES FOLLOW

LANNETT COMPANY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(In thousands, except share and per share data)

	Three months ended		Fiscal Year ended
	June 30,		June 30,
	2014	2013	2014	2013

Net sales	$80,619	$40,174	$273,771	$151,054
Cost of sales	24,691	24,971	99,263	93,634
JSP contract renewal cost	—	—	20,100	—
Gross profit	55,928	15,203	154,408	57,420
Operating expenses:
Research and development	6,600	3,688	27,713	16,253
Selling, general, and administrative	11,977	5,839	38,606	22,410
Total operating expenses	18,577	9,527	66,319	38,663
Operating income	37,351	5,676	88,089	18,757
Other income (expense):
Foreign currency gain	—	—	1	3
Gain (loss) on sale of assets	—	60	(142)	111
Gain (loss) on investment securities	142	(144)	1,907	699
Litigation settlement	—	—	—	1,250
Interest and dividend income	91	32	295	116
Interest expense	(13)	(57)	(130)	(251)
Total other income (expense)	220	(109)	1,931	1,928
Income before income taxes	37,571	5,567	90,020	20,685
Income tax expense	14,019	1,950	32,857	7,303
Net income	23,552	3,617	57,163	13,382
Less: Net income attributable to noncontrolling interest	17	54	62	65
Net income attributable to Lannett Company, Inc.	$23,535	$3,563	$57,101	$13,317

Earnings per common share attributable to Lannett Company, Inc.
Basic	$0.66	$0.12	$1.70	$0.47
Diluted	$0.64	$0.12	$1.62	$0.46

Weighted average common shares outstanding:
Basic	35,413,363	28,757,885	33,663,589	28,467,598
Diluted	36,913,944	29,778,828	35,193,376	28,942,933

LANNETT COMPANY, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	(Unaudited)
	June 30, 2014	June 30, 2013

ASSETS
Current assets:
Cash and cash equivalents	$105,587	$42,689
Investment securities	40,693	8,461
Accounts receivable, net	61,325	26,413
Inventories, net	44,844	32,531
Deferred tax assets	11,265	4,874
Other current assets	1,833	1,161
Total current assets	265,547	116,129
Property, plant and equipment, net	61,704	40,141
Intangible assets, net	927	2,547
Deferred tax assets	14,234	8,005
Other assets	361	930
TOTAL ASSETS	$342,773	$167,752

LIABILITIES
Current liabilities:
Accounts payable	$20,982	$22,668
Accrued expenses	3,901	1,630
Accrued payroll and payroll-related	12,860	6,910
Rebates payable	4,558	1,067
Income taxes payable	4,569	154
Current portion of long-term debt	129	670
Total current liabilities	46,999	33,099
Long-term debt, less current portion	1,009	5,844
TOTAL LIABILITIES	48,008	38,943
Commitments and Contingencies

STOCKHOLDERS’ EQUITY
Common stock ($0.001 par value, 100,000,000 and 50,000,000 shares authorized; 36,088,272 and 29,284,592 shares issued; 35,571,280 and 28,848,679 shares outstanding at June 30, 2014 and 2013, respectively)	36	29
Additional paid-in capital	216,793	104,075
Retained earnings	83,654	26,553
Accumulated other comprehensive loss	(54)	(47)
Treasury stock (516,992 and 435,913 shares at June 30, 2014 and 2013, respectively)	(5,959)	(2,034)
Total Lannett Company, Inc. stockholders’ equity	294,470	128,576
Noncontrolling interest	295	233
Total stockholders’ equity	294,765	128,809
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$342,773	$167,752